EXHIBIT 10.18


August 13, 2001

Doug Roy and Lee Ann Roy
Greenwood Communications Corporation
c/o Force Communications and Consultants

                                LETTER OF INTENT

Dear Doug and Lee Ann Roy:

This Offer will set forth the agreement in principle for the purchase from Greenwood Communications Corporation (GCC) "Seller" by Small Town Radio, Inc.
(STRI) "Buyer," the business and certain assets used or useful is the operation of Radio Station WDGR AM upon the following terms and conditions:

1. Assets to be Purchased. Buyer shall purchase all assets, including but not limited to: all real and personal property of Seller, (except land) used or held for use in connection with the operation of the Station; all audio and transmitter equipment; tower, furniture and fixtures; the call letters and other trade names used in connection with the Station; the permits issued by the Federal Communications Commission (the "Commission") for the Station; all leases, contracts and agreements approved by the Buyer.

2. Liabilities to be Assumed by Buyer. Buyer will not assume any liabilities of Seller but will assume the obligations to be performed by Seller on and after the date of closing under the leases, contracts, notes and agreements acquired and accepted by Buyer from Seller.

3. Purchase Price. As payment for the assets to be acquired by Buyer from Seller, Buyer will pay to Seller a total of One Hundred and Seventy Five Thousand Dollars ($175,000.00) cash at close.

4. Closing. The closing of the transaction shall take place within ten
(10) business days (i) after the date the Commission gives initial Grant consenting the assignment of permits from Seller to Buyer, or (ii) after the date Grant becomes final, shall be the option of the Buyer.

5. Conditions. The purchase by Buyer of the assets related to the Station is conditioned upon the following:

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         (a)  Within fifteen (15) days of signing this Offer, Buyer shall have completed all due diligence and inspections and found satisfactory to the
Buyer: Station's business books, sales inventory, payroll, leases, Station's signal plus audio and transmitter equipment, contracts and other assets used and useful in the operation of the Station.

         (b) Within thirty (30) days of signing this Offer, Buyer and Seller shall enter into the definitive Asset Purchase Agreement in form and substance initially satisfactory to Seller and Buyer and containing usual representations, warranties, covenants and conditions. The Buyer shall deposit ten (10) percent of purchase price in escrow upon signing the Asset Purchase Agreement. The Asset Purchase Agreement and application for transfer of control shall be placed before the Federal Communications Commission for required approval.

In the event such conditions are not satisfied, this Offer shall be null and void and neither Seller nor Buyer shall have any further liability whatsoever to the other.

6. Exclusivity. Unless and until this Offer is terminated, Seller will not solicit or entertain offers for the Station from third parties.

7. Broker Fee. Seller agrees to pay broker fee to Force Communications & Consultants.

8. Confidentiality. Seller and Buyer shall keep confidential the execution of this Offer and sale of the Station until the Asset Purchase Agreement has been executed and submitted to the Commission in a request for transfer of control and will become public information.


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If the foregoing correctly sets forth our agreement in principle, please sign this signature page.


                                 SIGNATURE PAGE


Agreed to:

BUYER

/s/ Don Boyd
----------------------
Small Town Radio, Inc.                      Date: August 13, 2001


SELLER

/s/ Doug Roy, Vice President
-------------------------------------
Greenwood Communications Corporation        Date: August 19, 2001